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                                                              EXHIBIT 1.A.(8)(d)

                              MANAGEMENT AGREEMENT

                          AGREEMENT made as of this first day of October, 1990,
by and between ROYAL TANDEM LIFE INSURANCE COMPANY, a New York corporation (hereinafter referred to as the "Client"), and MERRILL LYNCH ASSET MANAGEMENT, INC. a Delaware corporation (hereinafter referred to as the "Manager").

                              W I T N E S S E T H

                          WHEREAS, the Client is engaged in business as an
insurance company subject to regulation under the laws of each state in which it does business; and

                          WHEREAS, the Manager is engaged principally in
rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

                          WHEREAS, the Client desires to retain the Manager to
provide investment advisory services to the Client in the manner and on the terms hereinafter set forth; and

                          WHEREAS, the Manager is willing to provide investment
advisory services to the Client on the terms and conditions hereinafter set forth;

                          NOW THEREFORE, in consideration of the premises and
the covenants hereinafter contained, the Client and the Manager hereby agree as follows:


1.               APPOINTMENT AND DUTIES OF MANAGER

                 The Client hereby appoints the Manager as investment manager of such portion of the Client's investment portfolio as is designated from time to time by the Client to the Manager in writing (the "Portfolio") and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, on the terms and conditions set forth in this Agreement. The Manager hereby accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. Except as limited below and in the Statement of Investment Policy and Guidelines attached hereto, the Manager shall have full discretion, as the Client's agent and attorney-in-fact, to make purchases and sales of
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investments on the Client's behalf and otherwise to act at the Manager's discretion in the management of the Portfolio.

                 The manager shall provide (or arrange for affiliates to provide) the Client with such investment research, advice and supervision and written reports as the latter may from time to time (but no less frequently than monthly) consider necessary for the proper supervision of the assets of the Client, shall furnish continuously an investment program for the Client and shall have full discretion as the Client's agent and attorney-in-fact, to determine from time to time which securities shall be purchased, sold, modified or exchanged and what portion of the assets of the Client shall be held in (i) the various securities in which the Client invests, (ii) options, (iii) futures, (iv) options on futures or (v) cash, subject only to the restrictions of applicable law and the Client's investment objectives, investment policies and investment restrictions as the same are in each case advised in writing by the Client to the Manager. Without limiting the foregoing, the Manager shall have authority to approve the restructuring of investments held in the Portfolio, either through changes in the terms of the security (including changes in voting rights, dividend rights, interest rates, maturity, conversion rights or other rights or preferences relating to the security) or through the substitution of new securities, having such terms and provisions as may be deemed appropriate by the Manager in light of the prevailing circumstances, for securities held in the Portfolio. The Manager shall make decisions for the Client as to foreign currency matters and make determinations as to foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures. The Manager shall make decisions for the Client as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Client's Portfolio securities shall be exercised and shall have the authority, as the Client's agent and attorney-in-fact, to exercise such rights on behalf of the Client. The Manager may temporarily invest the Client's cash





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in a money market fund which employs the Manager or an affiliate as its investment adviser.


2.               PORTFOLIO TRANSACTIONS

                 The Client authorizes the Manager to establish accounts in the Client's name with Brokerage Firms that are members of the National Association of Security Dealers and/or members of the Regional or National Securities Exchanges including the Manager's affiliate MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (MERRILL LYNCH) and to buy, sell or otherwise effect transactions in stocks, bonds and any other securities for the Client's accounts and in the Client's name and the Client empowers such firms to follow the Manager's instructions.

                 The Client agrees that, if Merrill Lynch effects investment transactions for the Client, it may act as principal, or as agent for both sides of a transaction, in accordance with applicable law. When Merrill Lynch acts as agent for both sides of a transaction, it may be paid commissions from, and has duties to, the opposing sides. If Merrill Lynch effects transactions on the Client's behalf on a stock exchange, it may retain the compensation it is paid for such services, in accordance with applicable law. The Manager is required by Section 11(a) of the Securities Exchange Act of 1934 to include the preceding sentence in this agreement for clients who are companies, governments and other institutions.

                 Investment firms, including Merrill Lynch, may be compensated from the Client's Portfolio at their standard rates for effecting investment transactions on the Client's behalf.

3.               ADMINISTRATION

                 The Manager is a registered investment adviser under the Investment Advisers Act of 1940.

                 The Client acknowledges that it has received the Manager's disclosure statement. The Client represents that the person entering this agreement on





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the Client's behalf has full power and authority to do so and that it is binding.

                 The Client agrees to notify the Manager prior to giving any instruction to an investment firm or custodian regarding the commitment, withdrawal or investment of the Portfolio. The Manager is under no duty to enter into any transaction with respect to assets which are not readily available for delivery.

                 The Client will instruct any investment firm or custodian to transmit simultaneously to the Client and to the Manager all confirmations and periodic statements.

                 The Manager will send the Client current valuations of the Client's account at least four times annually.

                 Employees of the Manager's affiliates may receive credits or compensation for transactions effected on the Client's behalf.

                 The Client acknowledges that the Manager's affiliates may have investment banking relationships with publicly traded companies and that employees of the manager's affiliates may act as directors of publicly traded companies, which at times may preclude the Manager from effecting transactions on the Client's behalf in securities of such companies.

4.               LIMITATION OF LIABILITY

                 The Manager will not be liable for the consequences of any investment decision or related activities made or omitted in accordance with
Section 1 hereof, except for loss incurred as a result of the Manager's gross negligence or willful or reckless misconduct. The Manager will not be liable for loss incurred by any other person or as a result of any person other than the Manager, whether or not its affiliate. These limitations of liability also apply to the Manager's directors, officers, employees and agents.





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5.               CHOICE OF LAW

                 THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS MAY BE PREEMPTED BY FEDERAL LAW.

6.               CUSTODY

                 The Chase Manhattan Bank, N.A. will act as custodian of the Portfolio. The Manager will never receive or physically control the Portfolio. The Client's money market fund shares may be recorded in the Client's name at a transfer agent.

                 The Manager will not be responsible for making any tax credit or similar claim or any legal filing on the Client's behalf.

 7.              FEES

                 In Compensation for the Manager's services hereunder, the Client shall periodically pay to the Manager, upon demand of the Manager (but no less frequently than annually), a fee equal to the sum of (i) the Manager's costs, expenses and disbursements incurred during such period in connection with its services hereunder and (ii) 10% of the amount calculated pursuant to clause (i) hereof.


8.               TERMINATION

                 This agreement shall remain in force until further notice. The Client will be entitled to terminate this agreement at any time, effective from the time the Manager receives written notification or such other time as may be mutually agreed upon, subject to the settlement of transactions in progress. There will be no penalty charge on termination. This agreement will also be terminated on the fifth day after the Manager sends the Client notice in writing of the Manager's intent to terminate this agreement or such other time as may be mutually agreed upon, also subject to the settlement of transactions in progress. The Manager may not assign this agreement without the Client's prior consent.





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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                       ROYAL TANDEM LIFE INSURANCE COMPANY



                       By   /s/ DAVID M. DUNFORD
                          --------------------------------
                                David M. Dunford
                                Senior Vice President
                                Date of Execution:  Jan. 24, 1991


                       MERRILL LYNCH ASSET MANAGEMENT, INC.



                       By   /s/ N. JOHN HEWITT
                          --------------------------------
                                N. John Hewitt
                                Senior Vice President
                                Date of Execution:  Jan. 24, 1991





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                                  STATEMENT OF
                        INVESTMENT POLICY AND GUIDELINES
                        FOR THE ROYAL TANDEM PORTFOLIOS


Merrill Lynch Insurance Group policy regarding investments supporting its insurance in force is currently, and will remain, one of maximizing value for its policyholders and equity owners, consistent with utmost concern for the security over the long and short term. MLAM will pursue this objective by investing in a diversified portfolio which conforms to the following guidelines:


A. Securities issued by the United States Treasury or an agency of the United States Government which are backed by the full faith and credit of the United States Government in any amount are authorized.

B. Mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association in any amount are authorized.

C. Mortgage-backed securities collateralized by single family residential mortgage loans (i.e., collateralized mortgage obligations, private participations) shall conform to the following size limits per issuer as rated by either Moody's or Standard and Poor's.

                                       Rating             Maximum per Issuer

                                       -------            ------------------

                                        AAA                     $ 40 Million
                                        AA                      $ 30 Million
                                         A                      $ 20 Million
                                        BAA                     $ 10 Million

D. Interest rate sensitive derivative mortgage-backed securities such as Interest-Only and Principal-Only securities (IO/PO) or Z-tranche CMOs shall conform to a size limit per issue of $10 million original face, and shall in no case exceed 10% of the book value of the portfolio.

E. Z-type "accrual" bonds will conform to the limitations for the general mortgage backed securities, except that they will not exceed 30% of the book value of the portfolio.

F. Commercial mortgages may be included, not exceeding a total of $30 million. No single mortgage shall exceed $5 million.

G. Securities collateralized by other assets (credit cards, auto loans, mobile homes, and other loans or receivables) may be purchased only if investment grade. Per-issue maximums shall conform to those in place for investment grade corporate securities.

H. Investment grade corporate bond size limits per issuer are as follows:

                                        Rating            Maximum per Issuer

                                        ------            ------------------

                                        AAA                     $ 30 Million
                                        AA                      $ 30 Million
                                         A                      $ 15 Million
                                        BAA                     $ 10 Million

                 Subject to overall holdings company limitations.
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I.               Non-investment grade bond size limits are as follows:

                                        Rating           Maximum per Issuer

                                        ------           ------------------

                                        BB                      $ 5 Million
                                        B and lower             $ 3 Million

                 Subject to overall holding company limitations.

                 The percentage of bonds below investment grade should be targeted to be maintained at a level below 10% of the book value of the portfolio.

J. Private placements may be held. Investments shall be limited to $10 million per issuer, subject to overall holding company limitations.

K. Investments in convertible bonds are allowed provided the securities are rated investment grade by either Standard & Poor's or Moody's at time of purchase. Such acquisitions shall be advised in writing to the Investment Committee. All other forms of equity participation are allowed subject to the prior approval of the Investment Committee.

L. Investments in International bonds, Currencies or Swaps are allowed subject to the approval of the Investment Committee, prior to acquisition.

M. Investments in Financial Futures, Options, Options on Futures, are allowed for hedging purposes only, subject to guidelines approved by the Investment Committee.

N. Investments with durations longer than 10 years, or those whose durations change by more than 50% for 200 basis point change in interest rates in either direction require notification to the Investment Committee.

O. Notwithstanding the above guidelines, all investments will comply with the appropriate Federal, State and other legal regulations.

Operating Guidelines

In order to comply with the Portfolio Guidelines and to achieve efficiencies in controlling the investment function, the following operating guidelines will apply to all portfolio managers.

A. Available funds must be promptly invested. This normally means two weeks, with the exceptions of situations where securities are purchased with advance settlement dates.

B. Trades must be reported to MLIG the same day the trade is made.

C. Mortgage security purchases shall in all aspects qualify as "good delivery" under Public Security Association standards.

D. The investment adviser will notify MLIG of any changes in grade by Moody's or Standard & Poor's on a monthly basis.

E. Quarterly review shall be conducted by MLAM investigating all Watch List issues for continued credit worthiness. All other credit positions shall be reviewed annually or as circumstances dictate.

F. The portfolio will be managed with the objective of maintaining asset/liability duration within previously agreed upon bounds.





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CREDIT GUIDELINES

MLAM shall provide:

FOR THE INVESTMENT COMMITTEE

A.               Quarterly Portfolio Status Update

                 Four conferences per year will be held to review portfolio structure (interest rate risk, sector diversification etc.), investment strategy, transactions and portfolio performance.

B.               Quarterly Credit Status Update

                 Four conferences per year will be held to review performance and credit analysis.

C.               Other Reporting as Required

                 Brief summaries stating opinion about continued credit worthiness and outlook for an issuer, whenever holding a position in this company becomes questionable.

D.               For the Asset Risk Management

                 On a quarterly basis, provide appropriate financial and operating data on each Watch List issue.





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                       AMENDMENT TO MANAGEMENT AGREEMENT

                 This Amendment dated as of the 28th day of January, 1992 is by and between ML LIFE INSURANCE COMPANY OF NEW YORK, formerly known as Royal Tandem Life Insurance Company, a New York corporation (hereinafter referred to as the "Client") and MERRILL LYNCH ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the "Manager").

                              W I T N E S S E T H

                 WHEREAS, by a Management Agreement dated as of October 1, 1990 (the "Agreement") between the Client and the Manager, the Client retained the Manager to provide investment advisory services to the Client on the terms and conditions set forth therein; and

                 WHEREAS, the Client and the Manager desire to amend the Agreement as hereinafter provided;

                 NOW THEREFORE, in consideration of the premises hereinafter contained, the Client and the Manager hereby agree as follows:

                 1.       AMENDMENT

                          The following section shall be added immediately
                 following Section 8 of the Agreement:

                          "9.     ARBITRATION

                                  The Client and the Manager agree that any
                          controversy which may arise between them concerning this Agreement or any other transaction or other agreement (whether entered into before, with or after this Agreement) shall be determined by arbitration conducted before and pursuant to the constitution and rules of the Board of Directors of the New York Stock Exchange, Inc., or before and pursuant to the Code of Arbitration Procedure of the National Association of Securities Dealers, Inc., as the Client may elect. The Client authorizes the Manager to make such election on behalf of the Client if the Client does not notify the Manager by Certified Mail addressed to the Manager at its Main Office within five (5) days after the Manager has sent the Client its notification requesting the Client to make such election. The
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                          award of the arbitrator(s) shall be final and
                          judgement upon the award may be entered in any court, state or federal, having jurisdiction. The Client agrees to submit itself and its personal representatives to the jurisdiction of any such court for the purpose of such arbitration and the entering of any such judgement.

                 2.       MISCELLANEOUS

                          (a)     BINDING EFFECT.

                                  The Agreement, as amended hereby, shall be
                          binding upon and shall inure to the benefit of the Client and the Manager and the successors and assigns of the Client and the Manager.

                          (b)     CONSTRUCTION.

                                  This Amendment shall be construed in
                          connection with and as part of the Agreement, and all terms conditions and covenants contained in the Agreement except as herein modified, shall remain in full force and effect.

                          (c)     REFERENCE.

                                  Any and all notices, requests, certificates
                          and other instruments executed and delivered after the execution and delivery of this Amendment may refer to "Management Agreement" or the "Management Agreement, dated as of October 1, 1990" without making specific reference to this Amendment, but nevertheless all such references shall be deemed to include this Amendment unless the context shall otherwise require.

                          (d)     NO OTHER AMENDMENTS.

                                  Except as expressly amended by this Amendment
                          and the documents delivered pursuant hereto, the Management Agreement shall not be modified or otherwise affected in any manner, and shall continue in full force and effect.





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                 IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered on the day and year first above written.

                            ML LIFE INSURANCE COMPANY OF NEW YORK


                            By:   /s/ DAVID M. DUNFORD
                                ---------------------------------
                                  David M. Dunford
                                  Senior Vice President

                                  Date of Execution:  January 28, 1992



                            MERRILL LYNCH ASSET MANAGEMENT, INC.



                            By:   /s/ N. JOHN HEWITT
                                ---------------------------------
                                  N. John Hewitt
                                  Senior Vice President

                                  Date of Execution:  January 28, 1992





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